UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Merrimack Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, MA 02139

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 30, 2017

March 17, 2017

These Definitive Additional Materials amend and supplement the Definitive Proxy Statement dated February 14, 2017 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about February 14, 2017, by Merrimack Pharmaceuticals, Inc., a Delaware corporation (“Merrimack”, the “Company”, “we”, “us” or “our”), for a special meeting of stockholders (the “Special Meeting”) of Merrimack to be held on March 30, 2017 at 10:00 a.m., Eastern time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, MA 02116. The purpose of the Special Meeting is to consider and vote upon, among other things, a proposal to approve the sale (the “Asset Sale”) of our assets used in the manufacturing and commercialization of ONIVYDE® and MM-436 pursuant to the terms of the Asset Purchase and Sale Agreement (as it may be amended from time to time, the “Asset Sale Agreement”), dated January 7, 2017, by and between Merrimack and Ipsen S.A., a société anonyme organized under the laws of France.

These Definitive Additional Materials have been filed by Merrimack with the Securities and Exchange Commission (the “SEC”) on March 17, 2017. Merrimack previously filed Definitive Additional Materials with the SEC on March 6, 2017 (the “Prior Definitive Additional Materials”). These Definitive Additional Materials supplement the Prior Definitive Additional Materials.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If you have any questions concerning the Asset Sale, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 456-3510

Bank and Brokers May Call Collect: (212) 750-5833

The information contained herein speaks only as of March 17, 2017 unless the information specifically indicates that another date applies.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

THE ASSET SALE

The following disclosure supplements the disclosure on page 63 of the Definitive Proxy Statement.

Legal Proceedings Relating to the Asset Sale

Delaware Convertible Notes Litigation

On March 15, 2017, a lawsuit was filed by the trustee and certain holders of the Convertible Notes, in the Court of Chancery in the State of Delaware, captioned Wells Fargo Bank, National Association, Wolverine Flagship Fund Trading Limited, Highbridge International LLC, and Highbridge Tactical Credit & Convertibles Master Fund, L.P. v. Merrimack Pharmaceuticals, Inc. (the “Delaware Action”). The Delaware Action complaint alleges that the Asset Sale is a sale of “substantially all” of the Company’s assets and therefore will constitute a Fundamental Change (as defined in the indenture governing the Convertible Notes) at the closing of the Asset Sale, which would trigger (a) certain obligations under the indenture governing the Convertible Notes, including an offer to repurchase the Convertible Notes, and (b) an event of default if Ipsen does not assume the obligations under the indenture and execute a supplemental indenture with respect to the Convertible Notes. The Delaware Action seeks, among other things, to enjoin the issuance of the $200 million special dividend that the Company has announced it intends to pay following the closing of the Asset Sale and seeks specific performance of the Company’s alleged obligation to repurchase the Convertible Notes in connection with the closing of the Asset Sale. The Delaware Action does not seek to enjoin the closing of the Asset Sale.

The Company believes that the Delaware Action is without merit and intends to defend vigorously against all claims asserted. However, if the Delaware Action is successful, the Company may be required to pay approximately $61 million to repurchase the Convertible Notes and/or the Company may be prohibited from issuing some or all of the expected $200 million special dividend to its stockholders.

The Company has determined not to declare or pay the proposed special dividend before May 15, 2017, and in order to avoid unnecessary expedited proceedings in connection with the Delaware Action, we have agreed with the plaintiffs’ counsel in the Delaware Action to stipulate as to this timing.

Massachusetts Stockholder Litigation

As previously disclosed by the Company on March 6, 2017, on February 28, 2017, a putative shareholder class action suit was filed by a purported stockholder of the Company in the Superior Court of Massachusetts for the County of Middlesex against the Company and its directors. The case is captioned Robert Garfield v. Merrimack Pharmaceuticals Inc., et al., Civil Action No. 17-634 (the “Garfield Action”). The Garfield Action complaint alleges that the Company’s directors breached their fiduciary duties by entering into the Asset Sale Agreement and that the definitive proxy statement relating to the Asset Sale contains inadequate disclosures and omissions. The Garfield Action seeks, among other things, to enjoin the consummation of the Asset Sale pending additional disclosures to the Company’s stockholders, as well as damages and certain other relief. The Company believes that the Garfield Action is without merit.

On March 7, 2017, the defendants filed a Notice Of Motion To Dismiss The Class Action Complaint. Also on March 7, 2017, the plaintiff served a Motion For Preliminary Injunction seeking to enjoin the Special Meeting of the Company stockholders to vote on the Asset Sale, scheduled for March 30, 2017, unless and until the Company publicly disclosed certain information plaintiff alleged was omitted from the proxy statement. The defendants believe that no further disclosure is required under applicable laws; however, to avoid the risk of the litigation delaying or adversely affecting the Asset Sale and to minimize the expense of defending the litigation related to the Asset Sale, the defendants have agreed to make the supplemental disclosures related to the Asset Sale as set forth herein. As a result of the supplemental disclosures set forth herein, the plaintiff has concluded that the claims in the Garfield Action have been mooted, has determined not to seek to enjoin the meeting of Company stockholders to vote on the Asset Sale and will dismiss the Garfield Action with prejudice on or before March 22, 2017. The Company has agreed to pay the plaintiff’s counsel $375,000 in attorney’s fees in connection with the resolution of the Garfield Action. Nothing in this proxy statement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein.

Background of the Asset Sale

The following disclosure supplements and restates the final paragraph beginning on page 28 and ending on page 29 of the Definitive Proxy Statement.

On August 9, 2016, the Transaction Committee held a telephonic meeting attended by members of management. Dr. Al-Wakeel gave a presentation on the Company’s cash position and runway, indicating that the Company was expected to run out of cash during the second quarter of 2017. Dr. Al-Wakeel also discussed various cost-saving measures that could extend the Company’s runway, including a reduction in workforce. The Transaction Committee then discussed a potential Spin/Sale Transaction, particularly the timing and the necessary external advisors to be engaged. The Committee discussed targeting a transaction announcement before the end of the fourth quarter, possibly as soon as November. After a discussion, the Transaction Committee decided to continue to analyze a potential disposition of the Commercial Business utilizing a Spin/Sale Transaction structure and engage external financial advisors to assist the Board of Directors in evaluating a potential disposition of the Commercial Business. The Transaction Committee authorized the Company’s management to immediately begin discussions with BofA Merrill Lynch and Credit Suisse to potentially serve as financial advisors with respect to the Spin/Sale Transaction, in light of the expedited timing for a transaction that the Company was trying to achieve.

The following disclosure supplements and restates the second full paragraph on page 29 of the Definitive Proxy Statement.

On August 18, 2016, the Transaction Committee held a telephonic meeting attended by members of management and representatives from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”). Representatives from Skadden discussed with the Board of Directors the due diligence process that Skadden had conducted as to relationships of BofA Merrill Lynch and Credit Suisse relative to Merrimack. Following review of these findings, and after making the determination that having two financial advisors who had deep experience in the pharmaceuticals industry would be conducive to creatively exploring strategic alternatives for the Company, maximizing the field of potential buyers and thereby maximizing stockholder value, the Board of Directors approved the retention of BofA Merrill Lynch and Credit Suisse as financial advisors to the Board of Directors in connection with a potential Spin/Sale Transaction, following which Merrimack countersigned and delivered the engagement letter to BofAMerill Lynch dated September 6, 2016 and an engagement letter to Credit Suisse dated September 12, 2016.

The following disclosure supplements and restates the first full paragraph on page 30 of the Definitive Proxy Statement.

In early September 2016, following contact between Mr. Mulroy and certain of the directors with various stockholders for a period of time, including Nick Taylor from Senrigan Capital Group Limited (“Senrigan”), the Board of Directors decided to invite Mr. Taylor to participate in certain discussions with the Board of Directors. Mr. Taylor had been a long-time stockholder of the Company since 2006 through various entities and had contributed valuable insight to the Board of Directors over time. More recently, Mr. Taylor and certain other stockholders had periodically expressed their views to the Board of Directors about various strategic changes they felt the Company should make. As the Board of Directors began debating the merits of the strategic alternatives, it determined it would be valuable to include Mr. Taylor in the discussions to assess which Strategic Alternative, if any, might be most likely to gain the support of the Company’s stockholders. The Board of Directors was aware that Mr. Taylor and Senrigan were both stockholders and holders of convertible notes, and did not view this as a conflict because it was specifically seeking the views of stockholders.

The following disclosure supplements and restates the second full paragraph on page 31 of the Definitive Proxy Statement.

On September 29, 2016, the Board of Directors held a telephonic meeting attended by members of management, representatives from BofA Merrill Lynch and Credit Suisse and Mr. Taylor. Representatives from BofA Merrill Lynch and Credit Suisse provided the Board of Directors an update on their initial outreach to potential acquirers of the Commercial Business, indicating that 23 potential buyers had been contacted thus far, 19 of whom had expressed interest in receiving additional information. Mr. Crocker also provided an update with respect to the discussions Mr. Mulroy was having with respect to the Ipsen Collaboration. Mr. McClements again provided details regarding the upcoming Reduction in Force, which was being planned for October 3, 2016. The Board of Directors authorized implementation of the Reduction in Force. Beginning on approximately September 27, 2017, the Board and Mr. Mulroy had begun discussing the possibility of Mr. Mulroy’s resignation. At the September 29 Board meeting, the Board of Directors authorized management to accept the resignation of Mr. Mulroy as an employee and officer of the Company and as a member of the Board of Directors effective October 3, 2016.

On September 30, 2017, Ipsen was apprised of the Company’s interest in pursuing a potential Spin/Sale Transaction. Ipsen then indicated that it intended to pursue a potential Spin/Sale Transaction rather than an Ipsen Collaboration.

The following disclosure supplements and restates the second paragraph on page 33 of the Definitive Proxy Statement.

Also on November 15, 2016, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse, Skadden and Mr. Taylor. Representatives from BofA Merrill Lynch and Credit Suisse gave an overview of the process to date, including further updates on discussions with potential counterparties, including Ipsen, Party A and Party B. Representatives from BofA Merrill Lynch and Credit Suisse indicated that the potential counterparties had each raised the prospect of structuring the transaction differently than had been proposed and had expressed a preference for an asset sale structure (an “Asset Sale Transaction”) over the Spin/Sale Transaction structure. Representatives from BofA Merrill Lynch discussed the management presentations that had occurred to date with Party A and Ipsen. BofA Merrill Lynch also indicated that it was unclear whether Party C would move forward to submit a formal written proposal after its verbal indication of interest. BofA Merrill Lynch and Credit Suisse noted that Party D had not been in contact since BofA Merrill Lynch and Credit Suisse had told them they needed to substantially increase their offer in order to advance in the process. Following the BofA Merrill Lynch and Credit Suisse discussion, Dr. Al-Wakeel and Mr. Crocker presented to the Board of Directors a possible strategic alternative to a sale transaction whereby the Company would not proceed with a sale of the Commercial Business but would instead limit its operations and raise additional capital (the “Restructuring”). The discussion of the Restructuring included an analysis of the additional indications that would be pursued for ONIVYDE, the sensitivity of the Company’s financial condition to the revenue projections for ONIVYDE, the pipeline drugs that would likely not be pursued under the Restructuring scenario, and the fact that approximately 115 employees would need to be terminated to further reduce costs and reflect the more limited early stage research and development activities of the Company in that instance. The discussion also included the timing of a potential financing based on when positive clinical data might be achievable for additional indications of ONIVYDE and the pipeline candidates that would be pursued. The analysis showed that the potential viability of the Restructuring plan depended heavily on successful clinical trial data on a timely basis for an additional indication for ONIVYDE and for MM-121. Representatives from BofA Merrill Lynch and Credit Suisse also presented to the Board of Directors the amounts of potential dividends that could be paid to the Company’s stockholders out of the proceeds of a sale of the Commercial Business at illustrative sale prices.

The following disclosure supplements and restates the fourth full paragraph on page 37 of the Definitive Proxy Statement.

On December 29, 2016, the Board of Directors held a telephonic meeting attended by members of management and representatives from BofA Merrill Lynch, Credit Suisse and Skadden. Representatives from BofA Merrill Lynch and Credit Suisse gave an update on the Company’s recent stock performance and gave an update on the discussions with Ipsen. BofA Merrill Lynch and Credit Suisse discussed with the Board of Directors the illustrative aggregate probability-adjusted NPV of $685 million they calculated for the Ipsen Final Proposal taking into account the Company’s receipt of approximately $33 million in net milestone payments to be received by the Company in respect of the milestone payments from Shire. BofA Merrill Lynch and Credit Suisse also discussed with the Board of Directors their preliminary financial analysis of the Commercial Business. The Board of Directors then discussed the Company’s remaining pipeline after the consummation of an Asset Sale Transaction, including the costs of development of each of the drugs and the potential timing of positive clinical trial data associated with each drug. Based on this analysis, the Board of Directors sought to identify the subset of pipeline drugs to which it could most efficiently and effectively allocate funds. Based on the expected timeline for clinical trials and data from those trials, it was estimated that the Company’s remaining pipeline would require approximately $125 million to continue development into the second half of 2019 without having to obtain additional financing. The Board of Directors also discussed its contingency plans if an Asset Sale Transaction could not be consummated, which would likely be the Restructuring.

Reasons for the Asset Sale

The following disclosure supplements the bulleted list as the thirteenth bullet point on page 40 of the Definitive Proxy Statement.

•	The fact that Ipsen’s agreement to make offers of employment to at least 95 Merrimack employees would ensure those employees could retain employment following the sale of the Commercial Business and obviate the Company’s need to make certain severance payments in the instance of another reduction in force under the Restructuring, or following the completion of the sale of the Commercial Business when the Company would no longer expect to require the services of many of these employees.

The following disclosure supplements and restates the seventh bullet point on page 41 of the Definitive Proxy Statement.

•	Ipsen’s agreement to make offers of employment to at least 95 Merrimack employees (none of whom are members of Merrimack’s senior management team), which employees will help with the ongoing operations of the Commercial Business at Ipsen and the realization of the potential $450 million in additional milestone payments, and the fact that such offers will include salaries, wages, cash incentives and severance benefits no less favorable than their pre-closing equivalents, and substantially comparable benefit programs, and Ipsen’s agreement to be responsible for certain retention bonuses accrued prior to the Closing with respect to such employees;

THE ASSET SALE AGREEMENT

Employee Matters

The following disclosure supplements and restates the third full paragraph on page 74 of the Definitive Proxy Statement.

Ipsen has agreed to make offers of employment to certain employees listed on a confidential schedule (none of whom are members of Merrimack’s executive management team) in good faith, with salary, raise and bonus eligibility that is no less favorable in the aggregate than that provided by Merrimack, immediately prior to the closing of the Asset Sale. Ipsen has agreed to provide all such employees with employee benefit plans and arrangements that are substantially similar in aggregate to the plans in effect immediately prior to the consummation of the Asset Sale. With regards to participation in such Ipsen plans by such employees, subject to applicable laws, each employee will be credited with his or her years of service with us to the same extent as such employee was entitled to credit for service under any similar plans or arrangement prior to the Asset Sale. Ipsen has agreed to maintain a severance plan covering such employees for one year following the closing of the Asset Sale with payments and benefits, subject to certain exceptions, that are no less favorable than the payment and benefits to which such employees would have been entitled prior to the Asset Sale.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information that we file at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Merrimack Pharmaceuticals, Inc.

One Kendall Square, Suite B7201

Cambridge, MA 02139

(617) 441-1000

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, http://investors.merrimack.com. The information included on our website is not incorporated by reference into this proxy statement.

FORWARD LOOKING STATEMENTS

These definitive additional materials contains forward-looking statements of the Company that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in these definitive additional materials are forward-looking statements. Forward looking statements can be identified by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. The Company’s forward-looking statements include, among others, statements about the Company’s expectations with respect to the consummation of the proposed transaction and the outcome of the Delaware Action and the Garfield Action. Actual events or results may differ materially from those described in these definitive additional materials due to a number of risks and uncertainties. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the Asset Sale (including the failure to obtain necessary approvals) in the anticipated timeframe or at all; whether stockholders approve the deal; whether any legal action results in a delay in or prohibition of the consummation of the transaction; whether the Company receives payments related to the milestone events under its contract with Shire, when expected or at all, or under the Asset Sale Agreement; whether the Company’s expenses are as predicted; the amount of any working capital adjustment in the transaction; whether the Company is able to satisfy the necessary legal tests required to make the anticipated dividend; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of the announcement or the consummation of the proposed transaction on the market price of the Company’s common stock; significant transaction costs; unknown liabilities; other business effects, including the effects of industry, market, economic, political or regulatory conditions; and those risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 1, 2017, the Definitive Proxy Statement and its other filings with the SEC. The forward-looking statements in these definitive additional materials represent the Company’s views as of the date of these definitive additional materials. The Company anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of these definitive additional materials.